EXHIBIT 1(kk)

BLACKROCK FUNDSSM

(A Massachusetts Business Trust)

CERTIFICATION OF CLASSIFICATION OF SHARES

The undersigned, Secretary of BlackRock FundsSM (the “Trust”), does hereby certify to the following:

That, at a meeting of the Board of Trustees of the Trust on June 13, 2016, the Trustees of the Trust by resolution approved a change in the supplementary designation of the class with the alphabetical designation MMMM from BlackRock Emerging Market Allocation Portfolio to BlackRock Total Emerging Markets Fund, effective as of July 18, 2016.

Witness my hand and seal this 27th day of February, 2017.

/s/ Benjamin Archibald
Benjamin Archibald
Secretary